UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: May 30, 2013

GULFMARK OFFSHORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33607
(Commission file number)

76-0526032
(I.R.S. Employer Identification No.)

10111 Richmond Avenue, Suite 340,
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 963-9522
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 30, 2013, Mr. James M. Mitchell, age 45, agreed to join GulfMark Offshore, Inc. (the “Company”) as Executive Vice President and Chief Financial Officer.

In connection with Mr. Mitchell’s appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. Mitchell have entered into an Employment Agreement effective May 30, 2013 (the “Employment Agreement”). The Employment Agreement provides for an initial term through December 31, 2015, which will automatically renew for additional one-year periods unless Mr. Mitchell or the Company provide written notice of their intent not to renew the agreement or Mr. Mitchell has terminated his employment with the Company. Mr. Mitchell shall be paid an initial annual base salary of $320,000. Pursuant to his Employment Agreement, Mr. Mitchell has been granted a one-time award of 16,000 shares of restricted stock under the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (the “LTI Plan”) which shall become 100 percent (100%) vested on May 30, 2016, subject to Mr. Mitchell’s continued employment with the Company. During his employment, Mr. Mitchell will be eligible for an annual bonus as provided by the GulfMark Offshore, Inc. Incentive Compensation Plan. Beginning in 2014, at the same time the Compensation Committee makes annual grants of equity awards to executive officers, the Company may grant Mr. Mitchell long-term incentive compensation award opportunities (such as restricted stock, restricted stock units and/or stock options) under the LTI Plan. Mr. Mitchell will be provided with a level of benefits similar to that provided to other Company senior executive officers from time to time.

In connection with Mr. Mitchell’s appointment as Executive Vice President and Chief Financial Officer, the Company also entered into a Change of Control Agreement with Mr. Mitchell (the “Change of Control Agreement”) effective May 30, 2013. The Change of Control Agreement relates to termination of employment in connection with a change of control of the Company and is substantially similar to agreements for certain other Company senior executive officers.

In the event Mr. Mitchell’s employment is terminated without “Cause”, or Mr. Mitchell terminates employment for “Good Reason” after a “Change of Control” occurs (all terms as defined in the Change of Control Agreement), Mr. Mitchell shall be entitled to receive payment of the following amounts and benefits:

(i)	accrued salary and vacation through the date of termination;
(ii)	a prorated bonus through the date of termination based upon the annual bonus paid for the immediately preceding fiscal year;
(iii)	an amount equal to 2.0 times Mr. Mitchell’s highest annual salary;
(iv)	an amount equal to 12 times Mr. Mitchell’s monthly premium amounts for group medical continuation coverage;
(v)	immediate vesting of all unvested stock options and restricted stock;
(vi)

a lump sum payment equal to two times the Company contributions that would have been made to Mr. Mitchell’s 401(k) and Executive Deferred Compensation Plan accounts had Mr. Mitchell remained employed by the Company for a period of two years after the termination of employment; and

(vii)	reimbursement for outplacement services for a period of six months following termination of employment.

The Change of Control Agreement only addresses the terms of employment and compensation in the event of a termination of employment in connection with a change of control of the Company and not as a result of termination unrelated to such change of control and is intended to provide an appropriate retention incentive while balancing the value to the Company of such retention during a change of control transition period. The initial term of the Change of Control Agreement is two-years, and in the absence of a Change of Control shall be automatically extended for successive one-year periods unless the Company gives notice 120 days prior to the end of the term to Mr. Mitchell that the Change of Control Agreement will not be extended.

There is no prior arrangement or understanding between Mr. Mitchell and any other person pursuant to which Mr. Mitchell will be appointed as Executive Vice President and Chief Financial Officer effective as of May 30, 2013. Mr. Mitchell has no family relationship between any director or executive officer of the Company. There are no transactions in which Mr. Mitchell has an interest requiring disclosure under Item 404(a) of Regulation S-K.

From 2012 through May 2013, Mr. Mitchell was Chief Executive Officer of Flex Energy, Inc. From 2008 through 2011 he was Senior Vice President and Chief Financial Officer for T-3 Energy Services, Inc. Prior to joining T-3 Energy Services, Inc., Mr. Mitchell served as a financial officer with several public companies based in Houston, Texas. He has over 20 years of experience in financial, treasury, investor relations and taxation. He holds a Master of Public Accountancy from the University of Texas and Bachelor of Business Administration in Accountancy from Georgia State University.

The foregoing description of the Employment Agreement and Change of Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement and Change of Control Agreement which are attached hereto and filed herewith as Exhibits 10.1 and 10.2.  Also attached hereto as Exhibit 99.1 is a related press release dated June 3, 2013.

ITEM 9.01     EXHIBITS

(d)	Exhibits

	Exhibit No.	Description of Exhibit

	10.1	Employment Agreement between James M. Mitchell and GulfMark Offshore, Inc. dated effective as of May 30, 2013

	10.2	Change of Control Agreement between James M. Mitchell and GulfMark Offshore, Inc. dated effective as of May 30, 2013

	99.1	Press release dated June 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFMARK OFFSHORE, INC. (Registrant)

/s/ James M. Mitchell
James M. Mitchell
Executive Vice President & Chief Financial Officer

DATE: June 4, 2013